Exhibit 3.1.1

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PROJECT AURORA PARENT, INC.
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Adopted in accordance with the provisions
of §242 of the General Corporation Law
of the State of Delaware
* * * * *
Kevin Thompson, being the President and Chief Executive Officer of Project Aurora Parent, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY as follows:
FIRST:              That the Amended and Restated Certificate of Incorporation of the Corporation be, and hereby is, amended by deleting Article One in its entirety and substituting in lieu thereof a new Article One to read as follows:
ARTICLE ONE
The name of the corporation is SolarWinds Parent, Inc.
SECOND:        That the Board of Directors of the Corporation approved the foregoing amendment at a meeting of the Board of Directors in accordance with Section 242 of the General Corporation Law of the State of Delaware and directed that such amendment be submitted to the stockholders of the Corporation entitled to vote thereon for their consideration, approval and adoption thereof.
THIRD:              That the stockholders entitled to vote thereon approved the foregoing amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.
* * * * *

IN WITNESS WHEREOF, the undersigned does hereby certify under penalties of perjury that this Certificate of Amendment to the Certificate of Incorporation of the Corporation is the act and deed of the undersigned and the facts stated herein are true and accordingly has hereunto set his hand this 11th day of May, 2016.

PROJECT AURORA PARENT, INC., a Delaware corporation

By:	/s/ KEVIN THOMPSON
Name:	Kevin Thompson
Title:	President and Chief Executive Officer